Exhibit 99.1

News Release

Rockwell Collins announces financial guidance for fiscal year 2015 and expands share repurchase program by $500 million

•	Fiscal year 2015 revenue between $5.2 billion and $5.3 billion
•	Fiscal year 2015 earnings per share between $4.90 and $5.10
•	Share repurchase authorization expanded by $500 million
•	Fiscal year 2014 guidance reaffirmed

CEDAR RAPIDS, Iowa (September 19, 2014) - Rockwell Collins, Inc. (NYSE: COL) today announced guidance for fiscal year 2015. The company expects revenue between $5.2 billion and $5.3 billion, earnings per share in the range of $4.90 to $5.10, and cash flow from operations of $675 million to $775 million. Total segment operating margins are expected to be in the range of 20.5% to 21.5%. In addition, the company announced its Board of Directors has authorized an additional $500 million for share repurchases of Rockwell Collins common stock.

“In March of this year, we communicated our plan to accelerate growth, expand cash flow, and deploy our capital with priorities on growth and shareowner return. I’m pleased to report that our FY15 guidance does just that,” said Rockwell Collins Chief Executive Officer and President, Kelly Ortberg.

“We believe we have reached the bottom in our defense and business aviation cycles and we are now realizing the benefits of completing investments in development programs as new platforms enter service. We can now begin to enjoy the returns on those investments,” said Ortberg. “The integration of ARINC has gone extremely well and sets the stage for increased sales with the fast growing demand for information management solutions.”

Ortberg continued, “With the improved outlook, we plan to accelerate a return to our share repurchase program while still managing the debt taken on with the ARINC acquisition.”

Details related to the projected performance of the company’s businesses for fiscal year 2015 are as follows:

Commercial Systems

Commercial Systems provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide. Commercial Systems fiscal year 2015 revenue is expected to increase by high-single digits when compared with 2014.

Original Equipment
Sales to aircraft Original Equipment Manufacturers (OEMs) are expected to increase by high-single digits, when compared to 2014.  Air transport aircraft OEM sales should increase in the low double digits from higher Airbus A350 production and increased production rates for other air transport aircraft as well as higher customer funded development program sales.  Business and regional jet OEM sales are expected to increase low single digits due to deliveries of the Embraer Legacy aircraft as well as higher customer funded development program sales.

Aftermarket
Aftermarket sales for 2015 are expected to increase by high-single digits as well. The sales increase is expected to be driven by higher revenue from cockpit and cabin retrofits, airspace mandates, and service and support revenues.

Wide-body IFE
Sales of wide-body in-flight entertainment products and services are expected to decrease by about 30%, or approximately $20 million, due to the company’s decision to cease investing in this product area.

Government Systems

Government Systems provides avionics, communication and navigation products, and surface solutions to the U.S. Department of Defense, state and local governments, other government agencies, civil agencies, defense contractors and foreign ministries of defense around the world. Government Systems fiscal year 2015 revenue is expected to be about flat with fiscal year 2014. Mid-single digit growth in the international defense business is expected to be offset by a slight decline in U.S. defense sales due to the continuing impacts of sequestration. Increases in tanker/transport retrofit programs, rotary wing programs, and data link program sales are expected to be offset by lower JTRS Manpack sales.

Information Management Services

Information Management Services (IMS) enables mission-critical data and voice communications throughout the world to customers including the U.S. Federal Aviation Administration (FAA), commercial airlines, business aircraft operators, airport and critical infrastructure operators and major passenger and freight railroads. These communications are enabled by the Company's high-performance, high-quality and high-assurance proprietary radio and terrestrial networks, enhancing customer efficiency, safety and connectivity. IMS sales are expected to approach double digit growth on a full fiscal year proforma basis driven by double digit growth in airline and business aviation related sales.

Operating Margin, Expense and Cash Flow Assumptions

Other assumptions integral to the company’s projected financial guidance for fiscal year 2015 are as follows:

•
Combined segment operating margins are expected to be in the range of 20.5% to 21.5%. The Company expects margin expansion of over 100 basis points in Information Management Services, 50-100 basis points in Commercial Systems and anticipates Government Systems margins will be about 21%.

•	Total research and development (R&D) investment is expected to be approximately $950 million, or 18% of sales.

•	The company’s effective income tax rate is projected to be about 31% and does not include any benefit from the Federal Research & Development Tax Credit that expired on December 31, 2013.

•	Cash flow from operations is projected to be in the range of $675 million to $775 million and includes:

•
A $125 million net increase in pre-production engineering costs included in inventory as the company continues to fund development projects on which customers have provided contractual guarantees for reimbursement. The net increase is primarily driven by development for the Boeing 737 MAX, the Bombardier CSeries and Global 7000/8000.

•	A $55 million discretionary contribution to the company’s qualified defined benefit pension plan.

•	Capital expenditures are projected to total about $200 million for fiscal year 2015.

The following table is a summary of the company's financial guidance for continuing operations for fiscal year 2015:

•	Total sales	$5.2 Bil. to $5.3 Bil.
•	Total segment operating margins	20.5% to 21.5%
•	Earnings per share	$4.90 to $5.10
•	Cash flow from operations	$675 Mil. to $775 Mil.
•	Total research & development investment*	About $950 Mil.
•	Capital expenditures	About $200 Mil.

*Total research and development investment consists of company and customer funded research and development expenditures as well as the net increase in pre-production engineering costs capitalized within inventory.

Rockwell Collins also reaffirms our fiscal year 2014 continuing operations guidance, including sales of approximately $4.90 billion to $4.95 billion, earnings per share in the range of $4.45 to $4.55 and operating cash flow of about $650 million.

Share Repurchase Program

The timing and total amount of share repurchases will depend upon market conditions.  The repurchases may be made at the discretion of management on the open market or through privately negotiated transactions and will be made in compliance with, and at such times as permitted by, federal securities law.  The share repurchase program has no expiration date and may be suspended for periods or discontinued at any time.

About Rockwell Collins

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, simulation and training and information management services is delivered by a global workforce, and a service and support network that crosses more than 150 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; adjustments to the commercial OEM production rates and the aftermarket; the impacts of natural disasters, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; delays in customer programs; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011 as modified by the Bipartisan Budget Act of 2013; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; potential unavailability of our mission-critical data and voice communication networks; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of ARINC integration and synergy plans as well as our other acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Ryan Miller
319.295.0591	319.295.7575
pam.tvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com